Exhibit 99.1

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Issues Statement Regarding Starboard Value LP

RICHMOND, Va., June 2, 2014—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, today issued the following statement in response to Starboard Value LP (“Starboard”):

MWV welcomes open communications with shareholders, values input toward our common goal of enhancing shareholder value, and will consider Starboard’s suggestions as we would if received from any other shareholder.

As part of MWV’s strategic transformation, the company’s board of directors and management team have taken a number of actions that have significantly enhanced shareholder value:

•	Divested more than $6 billion of non-core assets, including well-timed and creative transactions involving the company’s Printing and Writing Papers and Consumer & Office Products businesses, and most recently its U.S. forestlands;

•	Returned more than $4 billion directly to shareholders through a combination of regular and special dividends, share repurchases and spin-off distributions; and

•	Reduced costs and improved margins in its packaging and specialty chemicals businesses, including completed and ongoing programs that are expected to achieve more than $200 million of permanent annual savings by the end of 2015.

As a result of these actions undertaken by MWV’s board and management team, the company has outperformed its industry peer set and the S&P 500 on a total shareholder return basis. Over the last five years, MWV has delivered 247.3% total shareholder return versus 132.6% for the S&P 500. Year-to-date returns have been 14.6% for MWV compared to 5.0% for the S&P 500. We continue to evaluate opportunities to create additional value for all of our shareholders, including executing on our margin improvement programs, and will continue to have an open and constructive dialogue to that end.

About MWV

MeadWestvaco Corporation (NYSE: MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from unpredictable costs of energy and raw materials, including wood fiber and other input costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to maximize the value of its development land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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